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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G
                               (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)


                          (AMENDMENT NO.       )*
                                         ------


                              PAULA Financial
                     ----------------------------------
                              (Name of Issuer)


                        Common Stock, $.01 Par Value
                     ----------------------------------
                       (Title of Class of Securities)


                                 703588 10 3
                     ----------------------------------
                               (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of  5  Pages
                                        ---

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CUSIP No. 703588 10 3            SCHEDULE 13G             Page  2  of  5  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     PAULA Financial and Subsidiaries Employee Stock Ownership Plan Trust
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  / /
                                                                (b)  / /
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 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                      929,446
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  929,446
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     929,446
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     14.7%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     EP
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 703588 10 3                                     Page  3  of  5  Pages
          -----------                                          ---    ---


ITEM 1(a).  Name of Issuer:

PAULA Financial
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ITEM 1(b).  Address of Issuer's Principal Executive Offices:

300 N. Lake Avenue, Suite 300, Pasadena, CA 91101.
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ITEM 2(a).  Name of Person(s) Filing:

PAULA Financial and Subsidiaries Employee Stock Ownership Plan Trust
-------------------------------------------------------------------------------


ITEM 2(b).  Address of Principal Business Office or, if None, Residence:

300 N. Lake Avenue, Suite 300, Pasadena, CA 91101.
-------------------------------------------------------------------------------


ITEM 2(c).  Citizenship:

The filing person is a trust governed by the laws of the United States of America.
-------------------------------------------------------------------------------


ITEM 2(d).  Title of Class of Securities:

Common Stock, $.01 Par Value
-------------------------------------------------------------------------------


ITEM 2(e).  CUSIP Number:

703588 10 3
-------------------------------------------------------------------------------


ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

    (a) / / Broker or dealer registered under Section 15 of the Act,

    (b) / / Bank as defined in Section 3(a)(6) of the Act,

    (c) / / Insurance Company as defined in Section 3(a)(19) of the Act,

    (d) / / Investment Company registered under Section 8 of the Investment Company Act,

    (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

    (f) /X/ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; SEE 13d-1(b)(1)(ii)(F),

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); SEE Item 7,

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

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CUSIP No. 703588 10 3                                     Page  4  of  5  Pages
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ITEM 4.  Ownership:

If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

    (a) Amount beneficially owned:

        929,446
    ---------------------------------------------------------------------------

    (b) Percent of class:

        14.7%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote:

              0
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote:

              929,446
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of:

              929,446
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of:

              0
              -----------------------------------------------------------------

ITEM 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.


ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person.

The Trust holds the securities on behalf of the beneficiaries of the related employee benefit plan. None of such beneficiaries holds in excess of 5% of the class of securities except for Mr. Jeffery Alan Snider. Mr. Snider has separately reported his interest on Schedule 13D.


ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.
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ITEM 8.  Identification and Classification of Members of the Group.

Not Applicable.
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ITEM 9.  Notice of Dissolution of Group.

Not Applicable.
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CUSIP No. 703588 10 3                                     Page  5  of  5  Pages
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ITEM 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 3, 1998
                                       ----------------------------------------
                                                       (Date)

                                           Union Bank of California, Trustee
                                       ----------------------------------------
                                                     (Signature)

                                                    /s/ Amy Marks
                                       By: ------------------------------------
                                                      Amy Marks
                                                   Vice President